CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the DGI Investment Trust relating to the financial statements and financial highlights of DGI Balanced Fund, a series of shares of beneficial interest in DGI Investment Trust. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2023